Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Form F-1 of Genius Group Limited of our report, dated July 3, 2021 except for the stock split described in Note 34 and the effects of the restatement described in Notes 2 and 35 and reflected in Notes 4, 8, 11, 12, 13, 21, 27, 28 and 33 as to which the date is December 30, 2021, with respect to our audits of the consolidated financial statements of Genius Group Limited and Subsidiaries as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, which report appears in Form F-1 Registration Statement (File No. 333-257700).

/s/ Marcum llp

Marcum llp

Melville, NY

March 31, 2022